Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of L-3
Communications Corporation for the registration of $225,000,000 of its Series B Senior Subordinated Notes due 2007.

We also consent to the inclusion therein of our report dated March 7, 1997 with respect to the combined financial statements of Lockheed Martin Communications Systems Division at December 31, 1996 (not presented separately herein) and 1995, and the combined results of its operations and its cash flows for the year ended December 31, 1996 (not presented separately herein), and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, included therein.

                                         /s/ Ernst & Young LLP

Washington, D.C.
July 16, 1997